Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2006, relating to the consolidated financial statements and the consolidated financial statement schedule of Pinnacle West Capital Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

Phoenix, Arizona
May 17, 2006